Exhibit 99.1

GENERAL ELLEN PAWLIKOWSKI NAMED TO RPM BOARD OF DIRECTORS

MEDINA, Ohio – July 19, 2022 – RPM International Inc. (NYSE: RPM) today announced the appointment of General (retired) Ellen Pawlikowski to its Board of Directors, effective July 18, 2022. She will stand for election by the stockholders at the 2022 annual meeting. Pawlikowski is a retired four-star general of the United States Air Force and is an independent consultant, providing expertise to industry and academia on strategic planning, program management, logistics, and research and development. Currently, she serves on the board of defense contractor, Raytheon Technologies, ranked 58 on the 2022 Fortune 500 list. General Pawlikowski is nationally recognized for her leadership and technical management acumen.

Pawlikowski entered the Air Force in 1978 as a distinguished graduate of the ROTC program at the New Jersey Institute of Technology, Newark, NJ. She then attended the University of California at Berkeley and received a doctorate in chemical engineering. She commanded five times as a general officer and served as the program director and program executive officer for several multibillion-dollar weapon system acquisitions. In her last assignment with the Air Force, she served as Commander, Air Force Materiel Command at Wright-Patterson Air Force Base, Ohio.

“Ellen is a remarkable leader with a distinguished background in management, logistics and strategic planning. Her unique perspective will be a considerable asset for RPM’s growth and continued value for our stakeholders,” stated Frank C. Sullivan, RPM chairman and CEO.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 16,800 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.